Exhibit 10.1

Option Agreement

This Option Agreement (the “Agreement”) dated as of March 31, 2021 (the “Effective Date”)

By and Between

1)	Life Science Biosensor Diagnostics Pty Ltd., an Australian proprietary limited company having an address at Level 9, 85 Castlereagh, Sydney NSW 2000 Australia (“LSBD”);

2)	GBS Inc., a Delaware corporation having an office at 708 Third Avenue, 6th Floor, New York, NY 10017 (“GBS”); and

3)	BiosensX (North America) Inc., a company having an address at 733 3rd Ave., 16th Floor, New York, NY 10017 (“BSX”)

LSBD, GBS and BSX may each be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, LSBD owns:

i.	technology related to measuring, or otherwise determining, the following: (a) the amount or concentration of glucose; (b) the existence of biological markers of cancer; and (c) allergy/immunology and hormones, each in a bodily fluid (e.g., saliva, blood) (each an “Indicator” and collectively the “Indicators”);

ii.	products (including, meters, strips, and accessories), systems, methods, processes, applications, and implementation for or of measuring or otherwise determining the amount or concentration and existence of each Indicator in a bodily fluid (individually and collectively, the “Biosensor Technology”); and

iii.	Proprietary Rights in and to Biosensor Technology (individually and collectively, the “Biosensor Proprietary Rights,” collectively with the Biosensor Technology, the “Biosensor IP”)

WHEREAS, LSBD entered into that Technology License Agreement (“BSX Agreement”) dated September 12, 2019 BSX pursuant to which LSBD, in part, granted a limited license to BSX the right to use, manufacture, market, offer and sell products including using the Biosensor Technology in accordance with the terms and conditions of the BSX Agreement; and;

WHEREAS, LSBD now wishes to grant, and GBS wishes to receive an exclusive option to acquire an exclusive license to use, make, have made, market, sell and offer to sell Products under the Intellectual Property Rights in the Glucose Field in the Territory.

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1.	Definitions.

1.1.	“Affiliate” means any entity or other legal or juridical person that, directly or indirectly, controls, or is controlled by, or is under common control with, a Party; whereby “control” of a person or Party means direct or indirect ownership of fifty percent (50%) or more of the beneficial or record ownership of the outstanding shares or other ownership interests or the direct or indirect power to designate fifty percent (50%) or more of directors, managers, or individuals exercising authority in its governance; provided that, notwithstanding the foregoing, LSBD, BSX and GBS shall not be deemed to be Affiliate of each other under or in connection with this Agreement.

1.2.	“Biosensor IP” has the meaning set forth in the Recitals, above.

1.3.	“Biosensor Proprietary Rights” has the meaning set forth in the Recitals, above.

1.4.	“Biosensor Technology” has the meaning set forth in the Recitals, above.

1.5.	“BSX” has the meaning set forth in the Preamble, above.

1.6.	“BSX Agreement” has the meaning set forth in the Recitals, above.

1.7.	“BSX Field” means any medical use excluding the Glucose Field.

1.8.	“BSX License” has the meaning set forth in Section 2.2.3 of this Agreement.

1.9.	“Confidential Information” means any data, documentation material, and information that is owned by a Party or is disclosed, provided, or made available by a Party (such Party, the “Disclosing Party”) to, or directly or indirectly obtained from the Disclosing Party by, the other Party (the “Receiving Party”) under or in connection with this Agreement, other than any data, documentation, material, and information that is Non-Confidential Information.

1.10.	“Exercise Notice” has the meaning set forth in Section 2.1.2 of this Agreement.

1.11.	“GBS” has the meaning set forth in the Preamble above.

1.12.	“GBS License” has the meaning set forth in Section 2.2.2 of this Agreement.

1.13.	“Glucose Field” means the treatment or management of diabetes

1.14.	“Indemnitees” has the meaning set forth in Section 5.1 of this Agreement.

1.15.	“Indicator” or “Indicators” has the meaning set forth in the Recitals, above.

1.16.	“Intellectual Property Rights” means Patent Rights, Biosensor IP, Technology Rights, registered and unregistered designs, copyrights, database rights, trademarks and trade names, internet domain names, know-how and other rights of the same or similar effect as any of the foregoing anywhere in the Territory, in each case whether registered or not, including pending applications for registration of such rights, developed or acquired by LSBD.

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1.17.	“Non-Confidential Information” means solely such information that, and to the extent it: (i) was known publicly, or was known by the Receiving Party without obligation of confidentiality or non-disclosure, at the time such Property was provided, disclosed, or made available or accessible by the Disclosing Party to, or obtained from the Disclosing Party by, the Receiving Party; or (ii) becomes known publicly thereafter through no action or fault of the Receiving Party or any of its employees, or (iii) is developed, created, discovered, or authored by the Receiving Party independently from this Agreement and any performance hereunder and independently from, and without reference to, any Confidential Information or Technology of the Disclosing Party, or acquired from a third party other than under a confidentiality and non-disclosure obligation; provided, however, that any and all.

1.18.	“Option Break Fee” means the five-hundred thousand USD that LSBD may pay to GBS in order to terminate this Agreement.

1.19.	“Option Fee” means five million USD ($5,000,000.00) to be paid by GBS to LSBD for purposes of exercising the Option granted herein and

1.20.	“Option Term” means two (2) calendar years from the Effective Date.

1.21.	“Patent Rights” means LSBD’s rights in the information or discoveries described in invention disclosures, or claimed in any patents and/or patent applications (including, without limitation, the patents and patent applications set forth in Schedule 1 to this Agreement), whether domestic or foreign and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions of the patents and/or patent applications and any letters patent, domestic or foreign that issue thereon.

1.22.	“Permitted Disclosee” has the meaning set forth in Section 3.3 of this Agreement.

1.23.	“Permitted Uses” has the meaning set forth in Section 3.2 of this Agreement.

1.24.	“Product” means any product or service comprising the Intellectual Property Rights. Product includes, without limitation, any products relating to the Biosensor Technology as outlined in Schedule 2.

1.25.	“Regulatory Approval” means any and all marketing or regulatory approvals necessary to market and sell a Product in a jurisdiction in the Territory.

1.26.	“Research & Development Agreement” means that agreement dated December 14, 2020 entered into by and between LSBD and GBS pursuant to which GBS agreed to issue 3,000,000 shares of GBS’s common stock to LSBD in consideration of $2,000,000.00 (the “Research and Development Consideration”) USD to be paid by LSBD to GBS toward the research and development of applications other than glucose and COVID-19 applications.

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1.27.	“Royalty Year” means, for each jurisdiction in the Territory, the one year period commencing on the first day of the first fiscal quarter that starts after the receipt of all required Regulatory Approvals in such jurisdiction, and for the one year period commencing on each anniversary of such day.

1.28.	“Technology Rights” means LSBD’s rights in any technical information, know- how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data, which may not be claimed in Patent Rights but may be necessary for practicing the Patent Rights.

1.29.	“Territory” means North America including the United States, Mexico and Canada and their respective territories and regions.

2.	Option.

2.1.	Option.

2.1.1.	LSBD hereby grants to GBS an exclusive option to acquire an exclusive license (with the right to sublicense) to use, make, have made, market, sell and offer to sell Products under the Intellectual Property Rights in the Glucose Field in the Territory.

2.1.2.	Unless earlier terminated in accordance with Article 6 below, GBS may exercise the Option at any time during the Option Term by providing written notice of its decision to exercise (“Exercise Notice”) and the issuance of the Option Fee no later than 30 days from such Exercise Notice.

2.2.	Effect of Exercise of Option. Upon LSBD’s exercise of the option granted pursuant and subject to this Agreement:

2.2.1.	LSBD and BSX will promptly, but no later than 7 days from the exercise of the Option granted herein, mutually terminate the BSX Agreement with respect to the Territory;

2.2.2.	LSBD and GBS will promptly, but no later than 14 days from the exercise of the Option, enter into a written license agreement (“GBS License”) pursuant to which LSBD shall grant GBS an exclusive license (with the right to sublicense) to develop, use, make, have made, market, sell and offer to sell Products under the Intellectual Property Rights in the Glucose Field in the Territory. Except as specifically set forth in this Agreement or otherwise mutually agreed to by LSBD and GBS, the terms of the GBS License shall include substantially the same terms as set forth in the BSX Agreement, provided, however, the GBS License shall include the following milestone payment:

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2.2.2.1.	a commercialization milestone payment to the LSBD for the equivalent of 5 years royalties based upon agreed maintainable sales due 90 days from the end of the first Royalty Year. This is in addition to any agreed royalties payable under the GBS License.

2.2.3.	LSBD and BSX will promptly, but not later than 14 days from the exercise of the Option, enter into a written license agreement (“BSX License”) pursuant to which LSBD shall grant BSX an exclusive license (with the right to sublicense) to use, make, have made, market, sell and offer to sell Products under the Intellectual Property Rights in the BSX Field in the Territory. Except as specifically set forth in this Agreement or otherwise mutually agreed to by LSBD and BSX, the terms of the BSX License shall include substantially the same terms as set forth in the BSX Agreement.

2.2.4.	Notwithstanding any terms to the contrary as may be set forth herein, any license(s) granted between the Parties with respect to Products for the treatment of COVID-19 in any territory in the world shall remain unchanged and unaffected by this Agreement and any terms set forth herein.

2.3.	Consideration: In consideration for the option granted herein, GBS has completed payment of $500,000 to LSBD

3.	Confidentiality

3.1.	Obligations. The Receiving Party shall (a) take the same precautions to protect the confidentiality of the Confidential Information as it takes for its own Confidential Information, but in no event less than reasonable precautions and (b) cause any and all Persons to which access to the Confidential Information is given by such Receiving Party to enter into non-disclosure and confidentially agreements with the same terms set forth herein with regard to such Confidential Information. In the event that applicable law requires disclosure of any Confidential Information, the disclosure of such Confidential Information shall be subject to the following provisions of this Section 3.1. If the Receiving Party or any employee, agent or contractor is requested under, or required by, law to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement and reasonably assist the Disclosing Party with seeking an appropriate protective order or other remedy as decided by the Disclosing Party. If such protective order or other remedy is not obtained, or to the extent that the Disclosing Party waives compliance with the terms of this Agreement, the Receiving Party or any Permitted Disclosee (as defined below) will disclose only such of the Confidential Information it is legally required to disclose and will use its best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

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3.2.	Permitted Use. The Receiving Party may use, copy, reproduce, and utilize any Confidential Information that is provided or made accessible by the Disclosing Party to the Receiving Party as necessary for such Receiving Party to perform any obligations or other activities of the Receiving Party, and to exercise any rights that the Receiving Party is granted or has, in or under this Agreement (collectively, “Permitted Uses”). For purposes of clarity, if the Receiving Party is GBS or BSX, then use of Confidential Information for purposes of determining whether to exercise the option granted herein, shall be considered a Permitted Use.

3.3.	Permitted Disclosure. The Receiving Party may disclose or make available any Confidential Information of the Disclosing Party to any employee or contractor of such Receiving Party solely as necessary for any Permitted Use and if and while such employee or contractor is subject to confidentiality and non-disclosure obligations (whether pursuant to a written agreement or written policy) that are no less stringent than those in this Section 6 (such employee or contractor, a “Permitted Disclosee”).

3.4.	Prohibitions. Except solely to the extent expressly permitted under Section 3.2 and Section 3.3, the Receiving Party hereby agrees that it will not, directly or indirectly, use, copy, reproduce, utilize, disclose, provide or reveal to, or permit or give access to, any third party, or publish, disseminate, or distribute, any Confidential Information of the Disclosing Party, or any part thereof, in whatever form or format.

3.5.	This Agreement. This Agreement, and the terms hereof are considered Confidential Information of the Parties, provided that the Parties may disclose and use this Agreement: (i) in connection with receiving legal or financial advice from a contractor that is subject to a confidentiality obligation regarding this Agreement; (ii) any assertion or enforcement of any right or remedy under or related to this Agreement; or (iii) if and to the extent required by law upon compliance with Section 3.1.

3.6.	On Request. On the request of the Disclosing Party, the Receiving Party must: (i) cease all use of the Confidential Information of the other party; (ii) destroy or delete all records and copies of the Confidential Information in its possession; (iii) return to the other party all other Confidential Information of the other party in its possession (including all copies of the same); and (iv) provide to the other party a written certificate confirming compliance with the requirements of this Section 3.6, provided that each party may retain one copy of the Confidential Information of the other party to the extent required by law or for use solely in the event of a dispute arising out of this agreement. In complying with this clause, the Receiving Party shall not be required to destroy any copies of the Confidential Information which are maintained in electronic form in back-up tapes, servers, or other sources as a result of the Receiving Party’s normal back-up procedures for electronic data, provided that provided that such copies are: (v) collected under the Receiving Party’s usual back-up processes; (vi) are not readily accessible by the Receiving Party; and (vii) no attempt is made to recover such Confidential Information from the back-up tapes, servers or other sources (except for legal or compliance purposes).

4.	Representations & Warranties.

4.1.	Mutual Representations and Warranties. Each Party hereby represents and warrants that:

4.1.1.	it has the authority to enter into this Agreement;

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4.1.2.	it is not a party to any agreement of any kind that will or may prevent such Party from entering into or performing its obligations under this Agreement;

4.1.3.	the execution, delivery and performance of this Agreement by such Party has been duly and properly authorized by all necessary corporate actions, and this Agreement constitutes the valid and binding obligation of such Party;

4.1.4.	it will engage in any activities under this Agreement in a professional, good and workmanlike manner in compliance with all applicable law;

4.1.5.	the parties will make good faith efforts to enter into the BSX License and GBS License and, except as specifically set forth in this Agreement or otherwise mutually agreed to by the Parties, the terms of the BSX License and GBS License shall include subdstantially the same terms as set forth in the BSX Agreement.

4.2.	GBS’s & BSX’s Representations and Warranties. Each of GBS and BSX hereby represent and warrants that during the Option Term it will not, directly or indirectly, challenge or contest LSBD’s ownership or rights in or to, or the validity or enforceability of, any Patent Rights, or assist or support any third party making such claim, challenge, or contest, that it will perform all activities under this Agreement without disclosing, deliberately or inadvertently, any confidential information of a third party or misappropriating or violating any third party’s property or right. The

4.3.	LSBD’s Representations and Warranties. LSBD hereby represents and warrants that:

4.3.1.	it is the legal and beneficial owner of all Intellectual Property Rights and will continue to be the legal and beneficial owner of all Intellectual Property Rights free of any and all encumbrances through the Option Term;

4.3.2.	GBS’s exercise of the option granted herein will not violate any third party’s property or rights in respect to the Intellectual Property Rights;

4.3.3.	To LSBD’s knowledge, no Person is infringing, misappropriating or otherwise violating the Intellectual Property Rights and LSBD has not made or threatened in writing any claims that any Person has infringed, misappropriated or otherwise violated any Intellectual Property Rights;

4.3.4.	LSBD has obtained from its employees, agents, consultants, contractors and other applicable Persons all written assignments of all rights in the Intellectual Property Rights developed by such Persons within the scope of their employment or engagement, as applicable and that no such Person has retained any ownership rights with respect to such created Intellectual Property Rights, including any ownership or other rights, license, claim or interest whatsoever in or with respect t any Intellectual Property Rights.

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5.	Liabilities.

5.1.	Indemnity. LSBD hereby agrees to defend, indemnify and hold harmless GBS, its Affiliates and their respective officers, directors, employees and agents (collectively, “Indemnitees”) from and against any and all claims, actions, suits, litigations, demand, allegations, arbitrations, proceedings, judgments, orders, damages, losses, liabilities, injuries, costs, expenses (including, without limitation, reasonable attorney’s fees and witness and other defense costs), settlement and other payment obligations of any Indemnitee arising from or in connection with any third-party claims (“Claims”) arising from or related to LSBD’s breach of this Agreement, including without limitation, breach of any representation and warranty.

5.2.	Indemnification Procedure. A Party seeking indemnification shall give the indemnifying party prompt notice of any Claim served upon it or which the indemnified party has or should have knowledge of, and of any events that might give rise to such Claim, and shall fully cooperate with the indemnifying party and its legal representatives in the investigation, defense and settlement of any matter that is the subject of indemnification, and shall provide the indemnifying party with a right to seek, and shall cooperate with the indemnifying party in seeking, Claims against any third party to recover from that third party damages or other remedies related to the matters for which the indemnification obligations are incurred. The Parties shall not unreasonably withhold their approval of the settlement of any Claim by this indemnification obligation, provided that: (i) no settlement or compromise may be effected without the prior written consent of the indemnified party unless (a) there is no finding or admission of law or any rights of the indemnified party and no effect on any other Claim that may be made against the indemnified party, (b) the sole relief provided in monetary damages that are paid in full by the indemnifying party, and (c) the compromise or settlement includes, as an unconditional term thereof, a full release from all liability from the claimant or plaintiff to the indemnified party and (ii) the indemnified party shall have no liability with respect to any compromise or settlement effected without its written consent.

6.	Term and Termination

6.1.	Termination by LSBD. LSBD may only terminate this Agreement upon written notice to GBS and BSX, and the following conditions have been met:

6.1.1.	GBS has failed to issue the Option Fee within 30 days of LSBD’s receipt of the Exercise Notice; or

6.1.2.	LSBD has matched the contribution paid by GBS into BSX as of the date termination of this Agreement is sought, including but not limited to (i) money and resources provided by GBS to BSX for the purpose of funding research, development, asset acquisitions, overhead and other costs of BSX reasonable incurred in relation to BSX activities; (ii) share capital in BSX or its subsidiary(ies); (iii) loans to BSX or its subsidiary(ies); and (iv) amount paid pursuant to invoices issued by BSX or its subsidiaries to GBS for the purpose of funding research, development, asset acquisitions, overhead and other costs of BSX reasonable incurred in relation to BSX activities; or

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6.1.3.	LSBD has completed payment of the Research & Development Contribution under the Research & Development Agreement; and

6.1.4.	LSBD has completed payment of the Option Break Fee.

6.2.	Effect of Termination. If this Agreement is terminated by GBS or LSBD or expires without the exercise of the Option granted herein, the BSX structure with its share allotments to LSBD and GBS continues and the licenses to BSX from LSBD, including the BSX License, shall continue and remain unaffected.

6.3.	Expiration. This Agreement shall automatically terminate upon the expiration of the Option Term.

7.	Miscellaneous.

7.1.	Remedies; Injunctive Relief. The Parties recognize that, in the event of any breach or anticipated breach of any provisions in Sections 2, 3, and/or 4, the non-breaching party’s right to damages may not be sufficient to avoid, prevent, or compensate such non-breaching party for any harm arising from such breach. Therefore, the Parties expressly agrees that the non-breaching party is entitled to seek injunctive relief or specific performance, without need or obligation to post any bond, to enforce any right, license, obligation, agreement, covenant, term and condition in or under Sections 2, 3, and/or 4, in addition to any other rights and remedies available to Licensor, including, without limitation, any damages, all as the non-breaching party may elect in its sole discretion.

7.2.	Relationship of the Parties. The Parties agree that they are independent contractors and will always represent themselves to any third parties only as an independent contractor. The Parties are not, and nothing in this Agreement shall be interpreted that the Parties are, partners, joint venturers, co-owners or otherwise participants in a joint or common undertaking. The employees or agents of one Party are not, and shall not be construed to be, employees or agents of the other Party, and such other Party shall not be liable for, have any obligations to, and may not be bound by such employees and agents of the first Party.

7.3.	Compliance with the Law. Each Party shall perform all activities and obligations under or in connection with this Agreement in accordance with all applicable law.

7.4.	Assignment. The Parties may not transfer this Agreement, or assign any right or delegate any responsibility or obligation under this Agreement, in whole or in part, without the prior written consent of the other Party. Any attempted transfer, assignment, or delegation in contravention of the foregoing shall be null and void.

7.5.	Notice. All notices, demands, or other communications to be given or delivered to a Party under or by reason of a provision of this Agreement shall be in writing and shall be deemed to have been given to such Party when: (i) delivered personally to such Party at, or sent to such Party by reputable express courier service (charges prepaid) to, such Party’s address set forth in the caption of this Agreement or another address notified hereunder in writing at least thirty (30) days before such notice, demand, or other communication by such Party to the other Party, addressed to the attention of (a) the CEO (or equivalent) if notice is to Licensee, or (b) addressed to the attention of CEO (or equivalent) if notice is to Licensor.

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7.6.	Counterpart. This Agreement may be executed in one or more counterparts (any one of which may be by facsimile or PDF), all of which shall constitute one and the same agreement.

7.7.	Severability. If any provision of this Agreement is held to be invalid or unenforceable, the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation shall save such provision, it will be severed from the remainder of this Agreement, as appropriate. The remainder of this Agreement shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties will use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the Parties’ intent in entering into this Agreement, as appropriate.

7.8.	Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire understanding and agreement between the Parties hereto related to the subject matter hereof. Neither this Agreement nor any term or provision hereof may be waived, changed, discharged or terminated except by an instrument in writing signed by the person against whom the enforcement of any waiver, change, discharge or termination is sought. No modification, amendment, supplement to or waiver of any provision of this Agreement will be binding upon the Parties unless made in a writing identifying the relevant provisions and signed by each Party through its authorized representative. A failure of either Party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder. Any transfer, assignment, or delegation if permitted under this Agreement shall not constitute any modification, amendment, variation, or extension under the immediately preceding sentence if this Agreement does not change as a result of such assignment (other than the identity and contact information of the assignor to the assignee).

*** Signature Page Follows ***

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IN WITNESS WHEREOF, each Party has executed this Agreement as of the Effective Date.

Signed as Accepted.

Life Science Biosensor Diagnostic Pty Ltd (A.C.N 613 279 771)

George Syrmalis – Director	Dated: March 31, 2021

Con Tsigounis – Director	Dated: March 31, 2021

BiosensX (North America Inc.)

Dated: March 31, 2021
George Syrmalis – Director & President

GBS Inc.

Dated: March 31, 2021
Harry Simeonidis – Director & CEO

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